EXHIBIT 99.1

Oil States Announces Record Quarterly Earnings of $2.43 Per Diluted Share

HOUSTON, April 26, 2012 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) reported net income for the quarter ended March 31, 2012 of $135.1 million, or $2.43 per diluted share, which included a gain of $0.23 per diluted share after-tax from a favorable contract settlement in its U.S. accommodations business. These results compare to net income of $62.1 million, or $1.13 per diluted share, in the first quarter of 2011.

The Company generated revenues of $1.1 billion and record quarterly EBITDA of $256.7 million during the first quarter of 2012, which included a pre-tax benefit of $17.9 million related to a favorable contract settlement, compared to revenues of $760.4 million and EBITDA of $139.8 million in the first quarter of 2011 (EBITDA(A) defined as net income plus interest, taxes, depreciation and amortization). The 45% increase in revenues and 84% increase in EBITDA resulted from organic growth initiatives, increased deepwater spending and higher U.S. drilling and completion activity. Consolidated operating income more than doubled totaling $204.2 million in the current quarter, up from $94.8 million in the first quarter of 2011, with EBITDA margins improving to 23% in the first quarter of 2012, up from 18% a year ago. Excluding the favorable contract settlement recorded during the first quarter of 2012, operating income and EBITDA would have increased year-over-year by 97% and 71%, respectively.

Cindy B. Taylor, Oil States' President and Chief Executive Officer stated, "All of our business segments realized strong activity levels and performed very well during the quarter. On a year-over-year basis, we benefitted from expansions of our accommodations business in each of our major markets, strong revenues generated by our offshore products business and continued growth in our North American businesses."

"Occupancy levels were very strong in both the Canadian and Australian accommodations markets. RevPAR increased 8% year-over-year due to these high occupancy levels and the outlook for our customers' future worker accommodation needs continues to be positive. During the first quarter, we invested $64 million to expand our accommodations business. Backlog in our offshore products segment remained at strong levels totaling $529 million at March 31, 2012. Bidding and quoting activity remains robust, particularly for subsea products and floating production facility content in the Brazilian, West African, and Southeast Asian markets."

Mrs. Taylor concluded by stating, "Despite the recent decline in natural gas prices and resultant shift in U.S. drilling activity from dry gas regions to liquids basins, our well site services segment performed well. Our broad network of more than 55 locations across the U.S. allowed us to manage this shift in activity in terms of both personnel and equipment. Customer demand for tubulars remains strong evidenced by a 33% year-over-year increase in shipments due primarily to higher U.S. drilling activity coupled with increased shipments of OCTG destined for offshore wells."

The Company recognized an effective tax rate of 28.2% in the first quarter of 2012 compared to 27.3% in the first quarter of 2011. The higher effective tax rate in the first quarter of 2012 was primarily due to a higher foreign effective tax rate. The Company invested $101.4 million in capital expenditures during the first quarter of 2012 primarily related to the ongoing expansion of its accommodations business coupled with additional rental equipment deployed to service the active U.S. shale plays.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2012 to the results from the first quarter of 2011.)

Accommodations

Accommodations generated revenues of $301.8 million and EBITDA of $148.7 million for the first quarter of 2012 compared to revenues and EBITDA of $197.1 million and $75.2 million in the first quarter of 2011. Results for the first quarter of 2012 included EBITDA of $17.9 million related to a U.S. contract settlement. The settlement pertained to a U.S. mobile camp contract associated with an infrastructure project that has been delayed indefinitely. Excluding this settlement, the accommodations segment's revenues increased 44% and EBITDA increased 74% year-over-year primarily due to a 24% year-over-year improvement in Canadian mobile camp business, a 36% year-over-year organic increase in average available rooms and an 8% year-over-year increase in RevPAR due to high occupancy levels.

Well Site Services

Well site services generated revenues of $183.0 million and EBITDA of $59.0 million in the first quarter of 2012 compared to revenues and EBITDA of $140.6 million and $41.4 million, respectively, in the first quarter of 2011. Revenues increased 30% and EBITDA increased 42% year-over-year primarily due to increased U.S. drilling and completion activity coupled with expanded margins. Our rental tools business benefited from strong U.S. completion activity, the deployment of additional equipment in the active shale basins and greater service intensity. Service tickets increased 13% year-over-year and revenue per ticket increased 12% year-over-year, as the industry favored our higher specification equipment, particularly in the Bakken, Eagle Ford, Marcellus and the Permian Basin regions. The year-over-year increase in activity also led to improved cost absorption.

Offshore Products

Offshore products generated revenues and EBITDA of $185.7 million and $36.1 million in the first quarter of 2012 compared to revenues and EBITDA of $128.4 million and $20.1 million in the first quarter of 2011. Revenues and EBITDA increased 45% and 80% year-over-year, respectively, primarily due to high manufacturing activity, improved revenue mix oriented towards production equipment and connector products sales, combined with improved cost absorption.  Backlog totaled $529 million at March 31, 2012 compared to $535 million reported at December 31, 2011 and $416 million reported at March 31, 2011.  Backlog additions during the quarter included a large subsea pipeline equipment order in Brazil.

Tubular Services

Tubular services generated revenues of $428.5 million and EBITDA of $23.5 million during the first quarter of 2012 compared to revenues and EBITDA of $294.3 million and $13.5 million, respectively, in the first quarter of 2011. Revenues and EBITDA improved 46% and 74% year-over-year, respectively, primarily due to the 33% year-over-year increase in OCTG shipments, which exceeded the 16% year-over-year increase in U.S. drilling activity and was driven by increased activity in the Permian and Eagle Ford basins along with a recovery in demand in the Gulf of Mexico.  Gross margin as a percent of revenues in the first quarter of 2012 increased to 6.3% from 5.9% in the first quarter of 2011 primarily due to product mix and industry pricing. The Company's OCTG inventory increased 13% sequentially to $473.1 million at March 31, 2012 based on strong customer demand.

Oil States International, Inc. is a diversified oilfield services company and is a leading, integrated provider of remote site accommodations with prominent market positions in the Canadian oil sands and the Australian mining regions. The Company is also a leading manufacturer of products for deepwater production facilities and subsea pipelines as well as a provider of completion-related rental tools, oil country tubular goods distribution and land drilling services to the oil and gas industry. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included therein are based on then current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed in the "Business" and "Risk Factors" sections of the Form 10-K for the year ended December 31, 2011 filed by Oil States with the SEC on February 17, 2012.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)
	THREE MONTHS ENDED
	MARCH 31,
	2012	2011

Revenues	$1,098,992	$760,441

Costs and expenses:
Cost of sales and services	795,797	574,398
Selling, general and administrative expenses	47,739	43,708
Depreciation and amortization expense	50,665	45,151
Other operating expense	544	2,408
	894,745	665,665
Operating income	204,247	94,776

Interest expense, net of capitalized interest	(17,944)	(10,249)
Interest income	297	1,013
Equity in earnings of unconsolidated affiliates	420	51
Other income	1,735	143
Income before income taxes	188,755	85,734
Income tax expense	(53,283)	(23,383)
Net income	135,472	62,351
Less: Net income attributable to noncontrolling interest	407	274
Net income attributable to Oil States International, Inc.	$135,065	$62,077

Net income per share attributable to Oil States International, Inc. common stockholders
Basic	$2.63	$1.22
Diluted	$2.43	$1.13

Weighted average number of common shares outstanding:
Basic	51,430	50,936
Diluted	55,557	54,852

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(In Thousands)

	MARCH 31,	DECEMBER 31,
ASSETS	2012	2011
	(UNAUDITED)

Current assets:
Cash and cash equivalents	$70,651	$71,721
Accounts receivable, net	842,970	732,240
Inventories, net	727,824	653,698
Prepaid expenses and other current assets	23,681	32,000
Total current assets	1,665,126	1,489,659

Property, plant, and equipment, net	1,624,072	1,557,088
Goodwill, net	470,990	467,450
Other intangible assets, net	125,507	127,602
Other noncurrent assets	62,070	61,842
Total assets	$3,947,765	$3,703,641

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$372,789	$348,957
Income taxes	32,398	10,395
Current portion of long-term debt and capitalized leases	32,549	34,435
Deferred revenue	69,620	75,497
Other current liabilities	6,567	5,665
Total current liabilities	513,923	474,949

Long-term debt and capitalized leases (B)	1,169,012	1,142,505
Deferred income taxes	101,211	97,377
Other noncurrent liabilities	26,672	25,538
Total liabilities	1,810,818	1,740,369

Stockholders' equity:
Oil States International, Inc. stockholders' equity:
Common stock, $.01 par value, 200,000,000 shares authorized, 55,189,013 shares and 54,803,539 shares issued, respectively, and 51,633,572 shares and 51,288,750 shares outstanding, respectively	552	548
Additional paid-in capital	562,075	545,730
Retained earnings	1,585,651	1,450,586
Accumulated other comprehensive income	99,617	74,371
Treasury stock, at cost, 3,555,441 and 3,514,789 shares, respectively	(112,489)	(109,079)
Total Oil States International, Inc. stockholders' equity	2,135,406	1,962,156
Noncontrolling interest	1,541	1,116
Total stockholders' equity	2,136,947	1,963,272
Total liabilities and stockholders' equity	$3,947,765	$3,703,641

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)

	THREE MONTHS
	ENDED MARCH 31,
	2012	2011

Cash flows from operating activities:
Net income	$135,472	$62,351
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50,665	45,151
Deferred income tax provision	1,727	4,883
Excess tax benefits from share-based payment arrangements	(5,175)	(4,439)
Gains on disposals of assets	(1,326)	(315)
Non-cash compensation charge	4,399	3,424
Accretion of debt discount	2,035	1,895
Amortization of deferred financing costs	1,800	1,390
Other, net	(18)	201
Changes in operating assets and liabilities, net of effect from acquired businesses:
Accounts receivable	(105,007)	(35,798)
Inventories	(71,062)	(28,499)
Accounts payable and accrued liabilities	21,445	(10,948)
Taxes payable	33,731	4,010
Other current assets and liabilities, net	(1,469)	(7,094)
Net cash flows provided by operating activities	67,217	36,212

Cash flows from investing activities:
Capital expenditures, including capitalized interest	(101,402)	(92,609)
Acquisitions of businesses, net of cash acquired	----	(212)
Proceeds from sale of equipment	1,636	625
Other, net	(1,189)	(1,241)
Net cash flows used in investing activities	(100,955)	(93,437)

Cash flows from financing activities:
Revolving credit borrowings and (repayments), net	29,941	50,757
Term loan repayments	(7,526)	(3,785)
Debt and capital lease repayments	(2,183)	(298)
Issuance of common stock from share-based payment arrangements	6,775	6,377
Excess tax benefits from share-based payment arrangements	5,175	4,439
Other, net	(3,425)	(2,741)
Net cash flows provided by financing activities	28,757	54,749

Effect of exchange rate changes on cash	3,966	3,177
Net increase (decrease) in cash and cash equivalents from continuing operations	(1,015)	701
Net cash used in discontinued operations – operating activities	(55)	(78)
Cash and cash equivalents, beginning of period	71,721	96,350
Cash and cash equivalents, end of period	$70,651	$96,973

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
SEGMENT DATA
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Revenues
Rental tools	$135,554	$107,531
Drilling services	47,407	33,105
Well site services	182,961	140,636
Accommodations	301,820	197,099
Offshore products	185,720	128,441
Tubular services	428,491	294,265
Total revenues	$1,098,992	$760,441

EBITDA (A)
Rental tools	$46,286	$34,186
Drilling services	12,753	7,249
Well site services	59,039	41,435
Accommodations	148,677	75,242
Offshore products	36,145	20,075
Tubular services	23,538	13,527
Corporate and eliminations	(10,739)	(10,432)
Total EBITDA	$256,660	$139,847

Operating income / (loss)
Rental tools	$33,794	$24,389
Drilling services	7,459	2,235
Well site services	41,253	26,624
Accommodations	119,025	48,973
Offshore products	32,501	16,750
Tubular services	22,421	13,046
Corporate and eliminations	(10,953)	(10,617)
Total operating income	$204,247	$94,776

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
ADDITIONAL QUARTERLY SEGMENT AND OPERATING DATA
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Supplemental operating data
Lodge/village revenues ($ in thousands)	$196,773	$132,721
Other accommodations revenues ($ in thousands) (1)	105,047	64,378
Total accommodations revenues ($ in thousands)	$301,820	$197,099

Average available lodge/village rooms	17,634	12,970
Lodge/village revenues per available room	$123	$114

Offshore products backlog ($ in millions)	$529.3	$415.5

Rental tool job tickets	12,509	11,079
Average revenue per ticket ($ in thousands)	$10.8	$9.7

Tubular services operating data
Shipments (tons in thousands)	205.4	154.4
Quarter end inventory ($ in millions)	$473.1	$351.7

Land drilling operating statistics
Average rigs available	33	33
Utilization	87.7%	71.4%
Implied day rate ($ in thousands per day)	$17.8	$15.3
Implied daily cash margin ($ in thousands per day)	$5.0	$3.6

(1) Includes contract settlement revenue for the quarter ended March 31, 2012.

(A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a reconciliation of EBITDA to net income, which is the most directly comparable measure of financial performance calculated under generally accepted accounting principles.

OIL STATES INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(In Thousands)
(Unaudited)

	Three Months Ended March 31,
	2012	2011

Net income	$135,065	$62,077
Income tax provision	53,283	23,383
Depreciation and amortization	50,665	45,151
Interest income	(297)	(1,013)
Interest expense	17,944	10,249
EBITDA	$256,660	$139,847

(B) As of March 31, 2012, the Company had approximately $738 million available under its credit facilities.

CONTACT: Company Contact:
         Bradley J. Dodson
         Oil States International, Inc.
         713-652-0582